Exhibit 21.1

Subsidiaries of the Small Business Entity

SmarTire Technologies Inc.
SmarTire USA Inc.
SmarTire Europe Limited

[LETTERHEAD OF KPMG]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
SmarTire Systems Inc.

We consent to the  incorporation  by  reference in the  registration  statements
(Nos. 333-122098, 333- 107904, 333-107903,  333-93021,  333-80923,  333-67751and
333-55810)  on Form S-8 of SmarTire  Systems Inc. of our report dated  September
16, 2005,  except for note 21(b) which is as of September 23, 2005 and except for note 1 which is as of June 30, 2006, with respect to the consolidated  balance sheets of SmarTire
Systems Inc. as of July 31, 2005 and 2004, and the related consolidated  statements of operations,  stockholders' equity and comprehensive  income (loss), and cash flows for each of the years in the three year period ended July 31, 2005,  which report appears in the July 31, 2005,  annual report on Form 10- KSB/A of SmarTire
Systems Inc. Our report dated September  16,  2005,  except for note 21(b) which is as of  September  23, 2005 and except for note 1 which is as of June 30, 2006, includes  additional  comments  for U.S.  readers  on
Canada  - U.S.  reporting differences that states that the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going  concern.  The financial  statements do not include any  adjustments  that might result from the outcome of that uncertainty.

/s/ KPMG LLP Chartered Accountants Vancouver, Canada June 30, 2006